EXHIBIT 10.1

STRATEGIC PARTNERSHIP AGREEMENT

This Strategic Partnership Agreement (this “Agreement”) is made and entered into as of the 30th day of August, 2013 (the “Effective Date”), by and between New Generation Power, LLC (“NGP”), an Illinois registered limited liability company with its principal offices at 39 South LaSalle Street, Suite 600, Chicago, IL 60603; Blue Earth, Inc. (“BE”), a Nevada registered corporation with its principal offices at 2298 Horizon Ridge Pkwy, Suite 205, Henderson NV, 89052; and Talesun Solar USA, Ltd. (“TSUN”), a California registered company with its principal offices at 111 W. Saint John Street, Suite 900, San Jose, CA 95113. NGP, BE and TSUN are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Parties have decided to form a strategic partnership to utilize Seven (7) Megawatts (“MW”) worth of NGP’s ITC 1603 Cash-in-Lieu of Tax Credit grant Safe Harbored Talesun solar PV modules (hereinafter sometimes referred to as the “SH Modules”) to collectively build out approximately Forty-Seven (47) MW worth of solar PV projects;

WHEREAS, the Parties will collaborate on the initial solar projects listed in Exhibit A: “Project Pipeline” to this Agreement;

WHEREAS, NGP will be the developer on the solar projects, BE will be the Engineering, Procurement and Contraction (“EPC”) services provider, and TSUN will sometimes provide the balance of the non-Safe Harbored solar PV modules if it so chooses;

WHEREAS, BE will loan to NGP an amount equal to $6,500,000 with the SH Modules as NGP’s security and BE will distribute the loan to NGP through a combination of a total of $1,000,000 in cash payments and in the form of issuing 1,833,333 shares of BE’s restricted common stock at $3.00 per share under the terms and structure as outlined in this Agreement.

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties do hereby agree as follows:

PRINCIPAL TERMS

1. THE PRINCIPAL TERMS OF THIS AGREEMENT

1.1.

BE invest $6.5 million in solar projects as a loan secured by solar equipment.  The investment is through $1.0 million in cash and $5.5 million in shares of BE common stock (the “Shares”) valued and guaranteed at $3.00 per share.  See Exhibit F for details.

1.2.

The Shares will be sold subject to a Lock-Up agreement and may be redeemed at any time by BE for the $3.00 per share valuation.  See Exhibit F for details.

1.3.

NGP granted BE engineering, procurement and construction (“EPC”) rights to 47 MW of solar projects initially and additional 100 MW of EPC work on solar projects provided BE is performing on the initial EPC contracts.  See Exhibit F for details.

1.4.

Talesun committed to grant BE EPC on 18 MW of solar projects.  See Exhibit F for details.

1.5.

All EPC contracts will be on a cost plus basis with full transparency on costs, as the Parties will work together to minimize construction cost on the solar projects.  See Exhibit F for details.

1.6.

BE has the opportunity to provide construction financing.  See Exhibit F for details.

2.

OTHER TERMS

2.1.

Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Parties hereto.

2.2.

Survival. All covenants, agreements, representations, warranties, and obligations set forth in this Agreement shall survive the complete execution, delivery and performance of this Agreement.

2.3.

Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective (as applicable) heirs, executors, administrators, successors and assigns.

2.4.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

2.5.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

2.6.

Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. This Agreement is the product of informed negotiations between and joint drafting of the Parties and their representatives, including counsel. In the event any ambiguity is found to exist in any provision of this Agreement, such ambiguity is not to be construed against any Party as the drafter of the document.

2.7.

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof. Any action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts located in or for San Diego or San Jose counties. BE would accept New York as a backup.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date first above written.

New Generation Power, LLC 39 South LaSalle Street Suite 600 Chicago, IL 60603 /s/ Chirinjeev Kathuria Signature Dr. Chirinjeev Kathuria Chairman and President Date: August 30, 2013	Blue Earth, Inc. 2298 Horizon Ridge Pkwy Suite 205 Henderson, NV 89052 /s/ Johnny R. Thomas Signature Dr. Johnny R. Thomas CEO Date: August 30, 2013
Talesun Solar USA Ltd. 111 W. Saint John Street Suite 900 San Jose, CA 95113 /s/ Eric Ma Signature Name: Eric MA Title: General Manager Date: August 30, 2013

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